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                                                                      EXHIBIT 23

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statements on Forms S-3 or S-4 (Nos. 33-87890, 33-66126, 33-68302, 33-77380, 33-81378,
33-98764, 333-4053, 333-12685, 333-35577 and 333-35851) and on Forms S-8 (Nos.
33-44648, 33-44649, 33-44650, 33-44651, 33-44653, 33-53912, 33-53914, 33-53916,
33-86684, 33-97190, 333-1432, 333-28289, 333-28293, 333-28317 and 333-28321) of
Integrated Health Services, Inc. of our report dated September 18, 1997 (October 21, 1997 as to Note 1), appearing in the Annual Report on Form 10-K of RoTech Medical Corporation for the year ended July 31, 1997, which report appears in the Form 8-K dated October 21, 1997 of Integrated Health Services, Inc.

Deloitte & Touche LLP
Orlando, Florida

November 5, 1997